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                                                                    EXHIBIT 99.2


                          PENNZOIL-QUAKER STATE COMPANY
                           SAVINGS AND INVESTMENT PLAN

                        (As Established January 1, 1999)


                                 Third Amendment

                  Pennzoil-Quaker State Company, a Delaware corporation ("Pennzoil"), having established the Pennzoil-Quaker State Company Savings and Investment Plan, effective January 1, 1999, (the "Plan") and having reserved the right under Section 10.4 thereof to amend the Plan does hereby amend the Plan, effective as of the dates specified herein, as follows:


                  1. The second and third sentences under the definition of Employee in Article I of the Plan are hereby amended, in their entirety, effective as of January 1, 2000, to read as follows:

         "Notwithstanding anything herein to the contrary, the term "Employee" excludes any person who performs services for an Employer pursuant to an arrangement wherein the person is designated as a consultant or independent contractor, or any leased employee. For purposes of this section, the term "leased employee" means any person who is not employed by an Employer but who provides services performed under the primary direction or control of the Employer and pursuant to an agreement between the Employer and a third party."

                  2. Section 4.10 of the Plan is hereby amended in its entirety, effective as of May 8, 2000, to read as follows:

                  "4.10 Prior Plan Account: The Committee shall instruct the Trustee to accept a transfer of a Member's Prior Plan Account. That portion of a Member's Prior Plan account consisting of full shares of Devon Energy Corporation common stock (formerly PennzEnergy Company common stock and hereinafter 'Devon Stock'), Battle Mountain Gold Company common stock ('BMGC Stock'), and that Pennzoil-Quaker State Company common stock ('Pennzoil-Quaker State Stock') held in a frozen account by the Member in the Prior Plan shall be maintained in the Trust Fund on behalf of the Member as a separate account under this Plan, which shall be designated as a Prior Plan Account. The BMGC Stock shall at all times remain invested in such stock. Except as provided below, no portion of any such Prior Plan Account may be commingled with other assets of the Trust Fund for investment purposes and any cash dividends or other income paid with respect to the Account





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         shall be reinvested in Pennzoil-Quaker State Company Stock. Such Prior
         Plan Account shall at all times be 100% vested in the Employee or Member, shall not share in Employer Matching Contribution allocations, and with respect to BMGC Stock and Devon Stock shall not share in the Income of the Trust Fund. Subject to such rules and procedures as may be adopted by the Committee and communicated to the Members, any Member may withdraw any or all of that portion of the Member's Prior Plan Account attributable to employer contributions (the "Prior Plan Employer Account") by giving the Committee appropriate timely written notice of such withdrawal. Upon termination of employment, the total amount of the Prior Plan Account shall be distributed in kind in accordance with Article VIII. As provided under Section 9.2, 9.3 and
         9.4 of the Plan, a Member who has a Prior Plan Account may elect to invest all or any part of such Prior Plan Account other than those assets held in BMGC Stock in any of the Investment Funds authorized under Section 9.3."

                  3. The first paragraph of Section 9.2 of the Plan is hereby amended in its entirety, effective as May 8, 2000, to read as follows:

                  "9.2 Investment Funds: The Trustee shall divide the Trust Fund into the Company Stock Fund, the Battle Mountain Gold Company Stock Fund, the Devon Stock Fund (as hereinafter defined) and such additional Investment Funds which shall be selected and reviewed from time to time by the Investment Committee. The Devon Stock Fund, formerly the PennzEnergy Company Stock Fund, is a frozen fund established effective as of December 31, 1998, consisting only of shares of common stock of Devon Energy Corporation, and cash in lieu of fractional shares. Each Member's assets held in the Devon Stock Fund shall be further divided into two sub-accounts, the Devon Employee Account and the Devon Employer Account. Any cash dividends or other income paid with respect to the Devon Fund shall be reinvested in Pennzoil-Quaker State Company Stock. A Member who has a Devon Employee Account or Devon Employer Account may elect to invest all or any part of such Devon Employee Account or Devon Employer Account in any of the Investment Funds authorized herein. Subject to such rules and procedures as may be adopted by the Committee and communicated to Members, any Member who has a Devon Employer Account may withdraw all of such account by giving the Committee appropriate timely written notice of such withdrawal. Notwithstanding the foregoing, Matching Contributions on behalf of each Member who is employed by Penreco shall be invested, during the Member' employment by Penreco, proportionately among those Investment Funds selected by the Member for the investment of such Member's After-Tax and Pre-Tax Contribution Account."



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                           IN WITNESS WHEREOF, Pennzoil-Quaker State Company has
caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 2nd day of August, 2000, but effective as herein provided.


                                            PENNZOIL-QUAKER STATE COMPANY

                                            By: /s/  RAYMOND T. FISCHER
                                               ---------------------------------
                                               Raymond T. Fischer
                                               Agent and Attorney-in-Fact

ATTEST:


/s/  LINDA F. CONDIT
---------------------------
Secretary

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